EXHIBIT 99.1

News Release
TANGER REPORTS SECOND QUARTER RESULTS
Maintains Earnings Guidance for 2018

Greensboro, NC, July 31, 2018, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported financial and operating results for the three and six months ended June 30, 2018.

Second Quarter Financial Results and Key Highlights

•
Net income available to common shareholders was $0.24 per share, or $22.7 million, compared to $0.31 per share, or $29.1 million, for the prior year period. The prior year period was impacted by a gain on sale of assets totaling $6.9 million, or approximately $0.07 per share. No gains or losses were recognized from the sale of assets in the current period.

•	Funds from operations ("FFO") available to common shareholders grew 2% to $0.60 per share, or $59.1 million, compared to $0.59 per share, or $59.4 million, for the prior year period

•	Raised the annual common share cash dividend by 2.2% to $1.40 per share, marking the 25th consecutive year the annual cash dividend was raised, representing a three-year cumulative growth rate of 22%.

•	Repurchased approximately 476,000 common shares for total consideration of approximately $10.0 million.

Year-to-Date Financial Results

•
Net income available to common shareholders was $0.48 per share, or $45.2 million, compared to $0.54 per share, or $51.1 million, for the prior year period. The prior year period was impacted by a gain on sale of assets totaling $6.9 million, or approximately $0.07 per share. No gains or losses were recognized from the sale of assets in the current period.

•	FFO available to common shareholders grew 3% to $1.20 per share, or $118.4 million, compared to $1.17 per share, or $117.7 million, for the prior year period.

•	Repurchased approximately 919,000 common shares for total consideration of approximately $20.0 million.

•	Improved dividend payout ratio to 64% of Funds Available for Distribution ("FAD"), from 72% in the prior year period.

FFO, Adjusted Funds from Operations ("AFFO"), and FAD are widely accepted supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO, AFFO, and FAD are included in this release. Per share amounts for net income, FFO and AFFO are on a diluted basis.
“During the second quarter we delivered results as expected and are maintaining our outlook for the year," said Steven B. Tanger, Chief Executive Officer. “Consumers continue to seek the brands and value that we provide at our centers, as seen in the year over year sales increase. Additionally, customers are reacting positively to our enhanced efforts to bring experience and fun to shopping with events such as food truck festivals and family fun nights. We continue to work hard to maintain our high occupancy, extend shorter term leases with quality long-term tenants, and pursue new prospects for our centers. As we look ahead, we maintain an unwavering focus on creating shareholder value by procuring the right tenant mix for our consumers, and providing retailers with a quality yet cost effective distribution channel.”

Operating Metrics

For the quarter ended June 30, 2018, the Company’s portfolio results were as follows:

•	Portfolio NOI for the consolidated portfolio increased 0.8% for the quarter and 0.6% year-to-date.

•
Same Center NOI for the consolidated portfolio decreased 1.9% for the quarter and 1.7% year to date, due primarily to a decrease in average occupancy rate year over year as a result of the 2017 and 2018 store closures.

•	Consolidated portfolio occupancy rate was 95.6% on June 30, 2018, compared to 95.9% on March 31, 2018 and 96.1% on June 30, 2017.

•
Commenced leases for the trailing twelve months that were renewed or released for a term of more than twelve months achieved a 14% increase in blended average rental rates on a straight-line basis and a 5.8% increase on a cash basis, excluding the impact of strategic re-merchandising activities. For additional detail on leasing activity see pages 12 through 13 in the Company’s Supplemental Operating and Financial Data package.

•
No material lease termination fees, which are excluded from Same Center NOI and Portfolio NOI, were recognized during the second quarter of 2018. Lease termination fees totaled $1.5 million for the second quarter 2017, and $1.1 million and $2.6 million, respectively, for the first half of 2018 and 2017 for the consolidated portfolio.

•
Average tenant sales productivity for the consolidated portfolio was $383 per square foot for the twelve months ended June 30, 2018, compared to $383 per square foot in the comparable prior year period. Average tenant sales for the twelve months ended June 30, 2018 includes the Company's Daytona center which stabilized in the first quarter of 2018.

•	Same center tenant sales performance for the overall portfolio increased 1.0% for the twelve months ended June 30, 2018 compared to the twelve months ended June 30, 2017.

•	Occupancy cost ratio for the trailing twelve months ended June 30, 2018 was 10.0%.

Same Center NOI and Portfolio NOI are supplemental non-GAAP financial measures of our operating performance. Complete definitions of Same Center NOI and Portfolio NOI and a reconciliation to the nearest comparable GAAP measure are included in this release.

Leasing Activity

Commenced leases for the trailing twelve months ended June 30, 2018 that were renewed or released for a term of 12 months or more included 296 leases totaling approximately 1.4 million square feet. Total commenced leases for the trailing twelve months ended June 30, 2018 that were renewed or released for all terms, included 358 leases totaling approximately 1.7 million square feet.

Tanger recaptured approximately 105,000 square feet within its consolidated portfolio during first half of 2018 related to bankruptcies and brand-wide restructurings by retailers, including 68,000 square feet during the second quarter. During the first half of 2017, the Company recaptured approximately 142,000 square feet, including 80,000 square feet during the second quarter of 2017.

Balance Sheet and Capital Market Activity

•
Repurchased approximately 476,000 common shares during the second quarter at a weighted average price of $21.01 per share for total consideration of approximately $10.0 million, leaving $55.7 million remaining under Tanger's $125 million share repurchase authorization, which is valid through May 2019. Repurchases during the first half of 2018 totaled 919,000 common shares at a weighted average price of $21.74 for total consideration of approximately $20.0 million.

•
On June 19, 2018, the Charlotte joint venture closed on a $100.0 million mortgage loan with a fixed interest rate of 4.27% that matures in July 2028. The proceeds from the loan were used to repay the $90.0 million mortgage loan with an interest rate of LIBOR + 1.45% that had an original maturity date of November 2018. The joint venture distributed the incremental net loan proceeds of $9.3 million equally to the partners.

•	Total enterprise value was $4.1 billion and debt-to-enterprise value ratio was 43%.

•	Total outstanding floating rate debt was $235 million, representing 13% of total consolidated debt outstanding, or less than 6% of total enterprise value.

•	Unused capacity under the Company's $600 million unsecured lines of credit was 62%, or $370 million.

•	Weighted average interest rate was 3.4% and weighted average term to maturity of outstanding consolidated debt, including extension options, was approximately 6.1 years.

•	Approximately 94% of the Company's consolidated square footage was unencumbered by mortgages.

•	Interest coverage ratio was 4.4 times for the second quarter 2018, compared to 4.3 times for the second quarter 2017.

•
The Company's priority use of capital at this time include: reinvesting in its assets, paying its dividend, timely repurchases of common share, and deleveraging its balance sheet, while evaluating potential long-term opportunities for growth.

Earnings Guidance for 2018

The Company is reiterating its guidance for 2018. Management believes its net income and FFO for 2018 will be as follows:

For the year ended December 31, 2018:
	Low Range	High Range
Estimated diluted net income per share	$0.95	$1.01
Noncontrolling interest, depreciation and amortization of real estate assets including noncontrolling interest share and our share of unconsolidated joint ventures	1.45	1.45
Estimated diluted FFO per share	$2.40	$2.46

Tanger's estimates reflect the following key assumptions:

•	Portfolio NOI growth for the consolidated portfolio between (0.5)% and 0.5%.

•	Same Center NOI guidance for the consolidated portfolio between (1.5)% and (2.5)% :

◦	Projected average occupancy for the year is expected to be between 95.0% and 95.5%,

◦	Projected 2018 store closings totaling between 150,000 and 175,000 square feet for the consolidated portfolio,

◦
The impact of lease modifications and renewals with terms of 12 months or less commencing in 2017 and 2018, which the Company strategically executed to preserve upside potential and maintain high occupancy.

•	Projected full year lease termination fees (which are not included in Same Center NOI) of approximately $1.5 million for the consolidated portfolio.

•	Average general and administrative expense of between $11.1 million and $11.5 million per quarter.

•	Interest expense for the year for the consolidated portfolio of $64.0 million to $66.0 million.

•
The Company's share of interest expense in the unconsolidated portfolio of $7.0 million to $7.8 million, compared to the prior range of $6.5 to $7.5 million, primarily as a result of the Charlotte refinancing.

•	2018 weighted average diluted common shares of approximately 93.2 million for earnings per share and 98.2 million for FFO per share.

•	Combined recurring capital expenditures and second generation tenant allowances of approximately $35 million to $40 million.

•	Tenant sales remain stable.

•
Does not include the impact of any additional financing activity, the sale of any outparcels, properties or joint venture interests, or the acquisition of any properties or joint venture partner interests.

Second Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Wednesday, August 1, 2018, at 10:00 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 5178316 to be connected to the Tanger Factory Outlet Centers Second Quarter 2018 Financial Results call. Alternatively, the call will be web cast by S&P Global Market Intelligence and can be accessed at Tanger's web site, investors.tangeroutlets.com. A telephone replay of the call will be available from August 1, 2018 at 1:00 p.m. through August 10, 2018 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 5178316. An online archive of the web cast will also be available through August 10, 2018.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 44 upscale outlet shopping centers. Tanger's operating properties are located in 22 states coast to coast and in Canada, totaling approximately 15.3 million square feet leased to over 3,100 stores operated by more than 510 different brand name companies. The Company has more than 37 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 189 million shoppers annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2018. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's web site at www.tangeroutlets.com.

Safe Harbor Statement
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “forecast” or similar expressions.
You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) the risks associated with general economic and real estate conditions in the United States and Canada, (ii) adverse changes in governmental laws and regulations, (iii) the Company's ability to meet its obligations on existing indebtedness, reduce variable rate debt, or refinance existing indebtedness on favorable terms, (iv) the availability and cost of capital, (v) the valuation of marketable securities and other investments, (vi) increases in operating costs, (vii) whether the Company's regular evaluation of acquisition and disposition opportunities results in any consummated transactions, and whether or not any such consummated transaction results in an increase or decrease in liquidity, net income, FFO or AFFO, (viii) whether projects in our pipeline convert into successful developments, (ix) the Company's ability to lease its properties, (x) the Company's ability to implement its plans and strategies for joint venture properties that it does not fully control, (xi) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xii) impairment charges, (xiii) the ability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (xiv) adverse weather conditions, including hurricanes, and other natural disasters, (xv) the Company’s ability to pay dividends at current levels, (xvi) competition, and (xvii) the risks and uncertainties identified under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as may be updated or supplemented in the Company’s Quarterly Reports on Form 10-Q and the Company’s other filings with the SEC. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes or related subjects in the Company’s Current Reports on Form 8-K that the Company files with the SEC.

Contact Information

Cyndi Holt    Jim Williams
VP, Investor Relations    EVP & CFO
336-834-6892    336-834-6800
cyndi.holt@tangeroutlets.com    jim.williams@tangeroutlets.com

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Base rentals (a)	$80,925	$80,788	$162,458	$161,118
Percentage rentals	2,027	1,805	3,456	3,660
Expense reimbursements	34,128	34,023	72,408	70,621
Management, leasing and other services	630	609	1,243	1,188
Other income	2,001	2,389	3,681	4,395
Total revenues	119,711	119,614	243,246	240,982
Expenses:
Property operating	37,946	37,116	80,164	77,503
General and administrative	10,997	11,500	22,109	22,912
Abandoned pre-development costs	—	—	—	627
Depreciation and amortization	32,694	32,905	65,817	64,199
Total expenses	81,637	81,521	168,090	165,241
Operating income	38,074	38,093	75,156	75,741
Other income (expense):
Interest expense	(16,181)	(16,520)	(31,981)	(33,007)
Gain on sale of assets	—	6,943	—	6,943
Other non-operating income	191	57	400	92
Income before equity in earnings of unconsolidated joint ventures	22,084	28,573	43,575	49,769
Equity in earnings of unconsolidated joint ventures	2,206	2,374	4,400	4,692
Net income	24,290	30,947	47,975	54,461
Noncontrolling interests in Operating Partnership	(1,229)	(1,557)	(2,446)	(2,735)
Noncontrolling interests in other consolidated partnerships	(92)	—	278	—
Net income attributable to Tanger Factory Outlet Centers, Inc.	22,969	29,390	45,807	51,726
Allocation of earnings to participating securities	(313)	(306)	(576)	(601)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$22,656	$29,084	$45,231	$51,125

Basic earnings per common share:
Net income	$0.24	$0.31	$0.48	$0.54

Diluted earnings per common share:
Net income	$0.24	$0.31	$0.48	$0.54

a.
Includes straight-line rent and market rent adjustments of $771 and $732 for the three months ended June 30, 2018 and 2017, respectively and $2,270 and $1,830 for the six months ended June 30, 2018 and 2017, respectively.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Rental property:
Land	$279,978	$279,978
Buildings, improvements and fixtures	2,825,729	2,793,638
Construction in progress	1,329	14,854
	3,107,036	3,088,470
Accumulated depreciation	(956,418)	(901,967)
Total rental property, net	2,150,618	2,186,503
Cash and cash equivalents	4,261	6,101
Investments in unconsolidated joint ventures	110,502	119,436
Deferred lease costs and other intangibles, net	124,234	132,061
Prepaids and other assets	98,982	96,004
Total assets	$2,488,597	$2,540,105

Liabilities and Equity
Liabilities
Debt:
Senior, unsecured notes, net	$1,135,705	$1,134,755
Unsecured term loan, net	323,249	322,975
Mortgages payable, net	89,235	99,761
Unsecured lines of credit, net	220,018	206,160
Total debt	1,768,207	1,763,651
Accounts payable and accrued expenses	65,445	90,416
Other liabilities	79,281	73,736
Total liabilities	1,912,933	1,927,803
Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.:
Common shares, $.01 par value, 300,000,000 shares authorized, 93,907,034 and 94,560,536 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	939	946
Paid in capital	770,877	784,782
Accumulated distributions in excess of net income	(204,506)	(184,865)
Accumulated other comprehensive loss	(20,722)	(19,285)
Equity attributable to Tanger Factory Outlet Centers, Inc.	546,588	581,578
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership	29,076	30,724
Noncontrolling interests in other consolidated partnerships	—	—
Total equity	575,664	612,302
Total liabilities and equity	$2,488,597	$2,540,105

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CENTER INFORMATION
(Unaudited)

	June 30,
	2018	2017
Gross leasable area open at end of period (in thousands):
Consolidated	12,919	12,425
Partially owned - unconsolidated	2,370	2,371
Total	15,289	14,796

Outlet centers in operation at end of period:
Consolidated	36	35
Partially owned - unconsolidated	8	8
Total	44	43

States operated in at end of period (1)	22	22
Occupancy at end of period (1), (2)	95.6%	96.1%

(1)	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.

(2)
Excludes centers not yet stabilized at period end. The 2018 period excludes our Fort Worth outlet center (which opened during the fourth quarter of 2017 and the 2017 period excludes our Fort Worth outlet center and Daytona Beach outlet center (which opened during the fourth quarter of 2016).

NON-GAAP SUPPLEMENTAL MEASURES

Funds From Operations

Funds From Operations ("FFO") is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"), of which we are a member. FFO represents net income (loss) (computed in accordance with GAAP) before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations ("AFFO"), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

•	FFO, which includes discontinued operations, may not be indicative of our ongoing operations; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

Adjusted Funds From Operations

We present AFFO as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management's performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

AFFO has limitations as an analytical tool. Some of these limitations are:

•	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	AFFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;

•	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

Funds Available for Distribution

Funds Available for Distribution ("FAD") is a non-GAAP financial measure that we define as FFO, excluding corporate depreciation, amortization of finance costs, amortization of net debt discount (premium), amortization of share-based compensation, straight line rent amounts, market rent amounts, less 2nd generation tenant allowances, capital improvement expenditures, and our share of the items listed above for our unconsolidated joint ventures. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents regular distributions to common shareholders and unit holders of the Operating Partnership expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

We believe that net income (loss) is the most directly comparable GAAP financial measure to FAD. FAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Other companies in our industry may calculate FAD differently than we do, limiting its usefulness as a comparative measure.

Portfolio Net Operating Income and Same Center Net Operating Income

We present portfolio net operating income ("Portfolio NOI") and same center net operating income ("Same Center NOI") as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTAL MEASURES
(in thousands, except per share)
(Unaudited)

Below is a reconciliation of net income to FFO and AFFO:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income	$24,290	$30,947	$47,975	$54,461
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	32,062	32,383	64,604	63,238
Depreciation and amortization of real estate assets - unconsolidated joint ventures	3,325	3,550	6,554	7,388
Gain on sale of assets	—	(6,943)	—	(6,943)
FFO	59,677	59,937	119,133	118,144
FFO attributable to noncontrolling interests in other consolidated partnerships	(92)	—	278	—
Allocation of earnings to participating securities	(534)	(528)	(1,011)	(1,040)
FFO available to common shareholders (1)	$59,051	$59,409	$118,400	$117,104
As further adjusted for:
Abandoned pre-development costs	—	—	—	627
Impact of above adjustments to the allocation of earnings to participating securities	—	—	—	(5)
AFFO available to common shareholders (1)	$59,051	$59,409	$118,400	$117,726
FFO available to common shareholders per share - diluted (1)	$0.60	$0.59	$1.20	$1.17
AFFO available to common shareholders per share - diluted (1)	$0.60	$0.59	$1.20	$1.17

Weighted Average Shares:
Basic weighted average common shares	93,298	95,025	93,470	95,217
Effect of outstanding options and certain restricted common shares	—	5	—	35
Diluted weighted average common shares (for earnings per share computations)	93,298	95,030	93,470	95,252
Exchangeable operating partnership units	4,996	5,028	4,996	5,028
Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	98,294	100,058	98,466	100,280

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

Reconciliation of FFO to FAD (dollars and shares in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
FFO available to common shareholders	$59,051	$59,409	$118,400	$117,104
Adjusted for:
Corporate depreciation excluded above	632	522	1,213	961
Amortization of finance costs	749	871	1,532	1,749
Amortization of net debt discount (premium)	103	120	204	245
Amortization of equity-based compensation	3,653	3,504	7,045	6,796
Straight line rent adjustment	(1,346)	(1,588)	(3,294)	(3,293)
Market rent adjustment	689	969	1,251	1,691
2nd generation tenant allowances	(5,400)	(5,836)	(8,326)	(9,215)
Capital improvements	(8,198)	(15,430)	(10,920)	(21,340)
Adjustments from unconsolidated joint ventures	(148)	(619)	(419)	(1,143)
FAD available to common shareholders (1)	$49,785	$41,922	$106,686	$93,555
Dividends per share	$0.3500	$0.3425	$0.6925	$0.6680
FFO payout ratio	58%	58%	58%	57%
FAD payout ratio	69%	82%	64%	72%
Diluted weighted average common shares (1)	98,294	100,058	98,466	100,280

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income	$24,290	$30,947	$47,975	$54,461
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(2,206)	(2,374)	(4,400)	(4,692)
Interest expense	16,181	16,520	31,981	33,007
Gain on sale of assets	—	(6,943)	—	(6,943)
Other non-operating income	(191)	(57)	(400)	(92)
Depreciation and amortization	32,694	32,905	65,817	64,199
Other non-property expenses	209	309	640	621
Abandoned pre-development costs	—	—	—	627
Corporate general and administrative expenses	10,784	11,202	21,807	22,479
Non-cash adjustments (1)	(638)	(597)	(2,004)	(1,561)
Termination rents	(13)	(1,450)	(1,064)	(2,633)
Portfolio NOI	81,110	80,462	160,352	159,473
Non-same center NOI (2)	(4,226)	(2,081)	(8,441)	(4,937)
Same Center NOI	$76,884	$78,381	$151,911	$154,536

(1)	Non-cash items include straight-line rent, above and below market rent amortization and gains or losses on outparcel sales.

(2)	Excluded from Same Center NOI:

Outlet centers opened:		Outlet centers sold:		Outlet center expansions:
Fort Worth	October 2017	Westbrook	May 2017	Lancaster	September 2017